Exhibit (d)(2)

EXECUTION COPY

Demandware, Inc.

5 Wall Street

Burlington, MA 01803

May 13, 2016

Salesforce.com, Inc.

The Landmark @ One Market, Suite 300

San Francisco, CA 94105

Attention: Burke Norton, Chief Legal Officer & Chief of Corporate and Government Affairs

Gentlemen:

1. In connection with your consideration of a possible business combination transaction with Demandware, Inc. (collectively with its subsidiaries, the “Company”), you and the Company have requested, and each party is prepared to make available to the other, certain information concerning the business, operations, assets and liabilities of the other party. As a condition to such information being furnished, each party agrees to treat any information concerning the Disclosing Party (as defined below) (whether prepared by the Disclosing Party, its advisors or otherwise) which has been or is furnished to the Receiving Party (as defined below) or its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants and financial advisors, and Bank of America Merrill Lynch and its affiliates, and their respective attorneys, accountants, consultants and financial advisors) (collectively, “Representatives”) by or on behalf of the Disclosing Party in connection with the consideration of a possible business combination transaction with the other (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions to the extent hereinafter set forth. The term “Disclosing Party” means the party furnishing Evaluation Material (or on whose behalf Evaluation Material is furnished) and the term “Receiving Party” means the party to which such Evaluation Material is furnished (including, without limitation, by furnishing to such party’s Representatives).

2. The term “Evaluation Material” shall be deemed to include any notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by the Receiving Party or its Representatives on behalf of the Receiving Party to the extent they contain, reflect or are based upon any information furnished by the Disclosing Party or its Representatives on behalf of the Disclosing Party pursuant hereto or prior hereto that was subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party. The term “Evaluation Material” does not include information that (i) is or becomes generally available to or known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives in violation of any of its obligations under this letter agreement; (ii) was within the possession of or otherwise available to the Receiving Party or any of its Representatives prior to it being furnished to it pursuant hereto, other than such information that is subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information; (iii) becomes available to the Receiving Party or any of its Representatives from a source other than the Disclosing Party or any of its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information; or (iv) was or is independently developed by the Receiving Party or its Representatives without utilizing any Evaluation Material or violating any of its obligations under this letter agreement. Notwithstanding the foregoing, the Receiving Party shall be free to use for any purpose the residuals resulting from access to the Evaluation Material of the Disclosing Party hereunder, provided, however, that nothing in this sentence shall relieve the Receiving Party of its obligation not to disclose Evaluation Material to any person other than its Representatives as provided in this letter agreement. The term “residuals” means information in non-tangible form that may be retained solely in unaided human memory by persons who have had access to such Evaluation Material. A person’s memory will be considered to be unaided if the person has not intentionally memorized the Evaluation Material for the purpose of retaining and subsequently using or disclosing it.

3. The Receiving Party hereby agrees that the Receiving Party and its Representatives to the extent acting on behalf of the Receiving Party shall use the Evaluation Material solely for the purpose of evaluating, negotiating, advising with respect to or implementing a possible business combination transaction between the Disclosing Party and the Receiving Party, and that, except as otherwise expressly provided in this letter agreement, the Evaluation Material will be kept confidential and that the Receiving Party and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) the Receiving Party may make any disclosure of such information to which the Disclosing Party gives its prior written consent or which is required by law, regulation or decree; and (ii) any of such information may be disclosed to its Representatives who need to know such information for the sole purpose of evaluating, negotiating, advising with respect to or implementing a possible business combination transaction with the Disclosing Party and who have a fiduciary or other obligation to keep such information confidential. In any event, the Receiving Party shall be responsible for any breach by any of its Representatives of any of the terms of this letter agreement that are applicable to Representatives, and the Receiving Party agrees to direct its Representatives to refrain from any prohibited or unauthorized disclosure or use of the Evaluation Material. It is understood and agreed that the Disclosing Party may, in its discretion, from time to time determine that disclosure of certain competitively sensitive Evaluation Material to certain of the Receiving Party’s Representatives may be inappropriate, in which case at the Disclosing Party’s written request the Receiving Party shall refrain from disclosing such Evaluation Material to such Representatives.

4. In addition, each party agrees that, without the prior written consent of the other party, it and its Representatives will not disclose to any other person the existence of this letter agreement, the fact that the Evaluation Material has been made available to it, that discussions or negotiations are taking place concerning a possible business combination transaction involving the other party or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided that it may make such disclosure if it has determined in good faith after consultation with counsel that such disclosure must be made by it in order that it not commit a violation of any law, rule, regulation or stock exchange rule, requirement or policy statement (in which case it agrees, to the extent practicable and permitted by law, to give the other party at least 24 hours advance notice of such planned disclosure, with a copy of the proposed text of the disclosure). The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual.

5. The Receiving Party agrees that neither the Receiving Party nor any of its Representatives will provide the Evaluation Material to, or disclose information of the type described in the preceding paragraph to, any potential financing source (other than the Receiving Party’s Representatives) without the prior written consent of the Disclosing Party.

6. In the event that the Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, or by the rules, regulations or policies of any regulatory authority having jurisdiction over the Receiving Party or any stock exchange on which any of its securities are traded) to disclose any of the Evaluation Material, the Receiving Party shall provide the Disclosing Party with prompt written notice of any such request or requirement to the extent practicable and permitted by law so that the Disclosing Party may, at its sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, the Receiving Party or any of its Representatives have determined in good faith after consultation with counsel that it is required to disclose Evaluation Material to any tribunal or other entity, the Receiving Party or its Representatives may, without liability hereunder, disclose to such tribunal or other entity only that portion of the Evaluation Material which the Receiving Party determines in good faith after consultation with counsel is legally required to be disclosed, provided that the Receiving Party exercises its reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal or other entity. Notwithstanding anything to the contrary contained herein, it is hereby understood and agreed that auditors, regulating authorities, self-regulatory organizations or any other similar third party providing oversight or attestation services, in the ordinary course of their examinations, audits, inquiries or reviews, may have unrestricted access to all books, records, files and other materials in the Receiving Party’s and any of its Representatives’ possession, including Evaluation Material or any of the facts or information referred to in paragraph 4, and disclosure of Evaluation Material or such facts or information to such persons solely for purposes of such examinations, audits, inquiries or reviews may occur without prior written notice to or cooperation with or authorization from the Disclosing Party.

7. At any time upon the written request of the Disclosing Party for any reason, the Receiving Party will promptly (and in no event later than five business days after such request), at the Receiving Party’s option, deliver to the Disclosing Party or destroy all Evaluation Material (and all copies thereof) and the Receiving Party and its Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material. In the event of such a request, all Evaluation Material prepared by the Receiving Party or its Representatives shall be destroyed and no copy thereof (including that stored in any computer or similar device) shall be retained and such destruction shall, upon the Disclosing Party’s written request, be certified in writing to the Disclosing Party by an authorized officer supervising such destruction. Notwithstanding the foregoing, the Receiving Party’s legal department and outside legal counsel may retain one copy of Evaluation Material for use in any subsequent litigation between the parties or to the extent required for compliance with applicable laws.

Notwithstanding the foregoing, the Receiving Party and its Representatives will not be required to destroy or erase any electronic copy of any Evaluation Material that is created pursuant to standard electronic backup and archival procedures if (a) personnel whose functions are not primarily information technology in nature do not have access to such retained copies; and (b) personnel whose functions are primarily information technology in nature have access to such copies only as reasonably necessary for the performance of their information technology duties (e.g., for purposes of system recovery). Notwithstanding the return or destruction of the Evaluation Material, the Receiving Party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

8. The Receiving Party understands and acknowledges that neither the Disclosing Party nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. The Receiving Party agrees that neither the Disclosing Party nor any of its Representatives, or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability to the Receiving Party or to any of its Representatives or any other person relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9. To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, work product doctrine and other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine.

10. Without the express prior consent of the Disclosing Party, the Receiving Party agrees that: (i) all communications regarding a possible business combination transaction regarding the Disclosing Party, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible business combination transaction, will be submitted or directed to the respective party’s financial advisor (Goldman Sachs & Co., in the case of the Company) and not to the Disclosing Party; and (ii) the Receiving Party will not, directly or indirectly, contact or communicate with any officer, employee or agent of the Disclosing Party not contacted prior to the date hereof with respect to a possible business combination transaction.

11. In consideration of the Evaluation Material being furnished to it, each party hereby agrees that, for a period of one (1) year from the date hereof, neither it nor any of its subsidiaries will solicit (other than by general advertising) to employ or to hire (x) any of the officers of the other party or (y) any of the director-level or more senior employees of the other party with whom it has had contact or who were specifically identified to it during the period of its investigation of the other party and about whom such party first became aware during such period, in each case so long as they are employed by the other party, without obtaining the prior written consent of the other party; provided; however, that the foregoing shall not prohibit either party from: (i) soliciting employees through, or hiring employees who respond to, general job advertisements or similar notices that are not targeted specifically at the other party’s employees; (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf, or soliciting the employment of or hiring any employee who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any such employees; or (iii) soliciting or hiring employees whose employment has been terminated by the other party.

12. In consideration of the Evaluation Material being furnished to it, each party hereby agrees that, for a period of one year from the date of this letter agreement, unless such party shall have been specifically invited in writing by the other party, neither such party nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) will in any manner, directly or indirectly: (i) effect or publicly seek, offer or propose to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or publicly seek, offer or propose to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof) or assets of the other party, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets, other than any acquisition of assets in the ordinary course of such party’s or such other person’s business; (b) any tender or exchange offer, merger or other business combination involving the other party; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other party; (ii) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any securities of the other party regarding any of the types of matters set forth in (i) above; (iii) otherwise act, alone or in concert with others, to publicly seek to control or influence the management, Board of Directors or policies of the other party; or (iv) take any action that is intended to or would reasonably be expected to impose on the other party a legal requirement to make a public announcement regarding any of the types of matters set forth in (i) above. Notwithstanding anything to the contrary contained in this letter agreement, if, at any time, a third party enters into an agreement with the other party contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 50% of the outstanding capital stock of the other party or all or substantially all of its assets, then the restrictions set forth in this paragraph shall terminate and cease to be of any further force or effect. Each party represents and warrants that neither it nor any of its subsidiaries owns, of record or beneficially, any voting securities of the other party, or any securities convertible into or exercisable for any such voting securities.

13. Each party understands and agrees that no contract or agreement providing for any transaction involving the other shall be deemed to exist unless and until a final definitive agreement has been executed and delivered, and each hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any transaction involving the other unless and until the parties hereto shall have entered into a final definitive agreement. Each party also agrees that unless and until a final definitive agreement regarding a transaction between the parties hereto has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any other written or oral expression with respect to such transaction, except for the matters specifically agreed to herein. Each party acknowledges and agrees that the other party hereto reserves the right, in its sole discretion, to reject any and all proposals with regard to a transaction between the parties hereto, and both parties reserve the right to terminate discussions and negotiations at any time and for any reason or no reason. For the purposes of this paragraph, the term “definitive agreement” shall not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance by either party of any offer or bid on the other party’s part.

14. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

15. The Receiving Party acknowledges and agrees that the Disclosing Party has not granted the Receiving Party any license, copyright or similar right with respect to any of the Evaluation Material.

16. Each party is aware that the other party is actively engaged in a similar business and acknowledges that this letter agreement is not intended and will not be construed to preclude the other party’s engagement in business activity not involving use of Evaluation Material (including, without limitation, competitive activities of the nature in which the other party currently is engaged and competitive activities in new product areas in which the other party may become engaged in the future), provided, of course, the Evaluation Material is not used in violation of the terms of this letter agreement.

17. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party hereto or any of such party’s Representatives because of the difficulty of ascertaining the actual amount of damage that would be suffered by the non-breaching party in the event of any such breach and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity. In the event of litigation relating to this letter agreement, the non-prevailing party shall be liable and pay to the prevailing party the reasonable legal fees and disbursements such prevailing party has incurred in connection with such litigation, including any appeal therefrom.

18. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above (Attention: General Counsel, in the case of the Company) shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

19. Neither party may assign its rights or obligations under this letter agreement to any person or entity without the prior written consent of the other party.

20. The letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof will be binding unless approved in writing by both parties; provided, that in the event that either or both of the parties hereto are subject to existing confidentiality or other non-disclosure obligations to the other party hereto under existing agreements relating to information exchanged with respect to commercial collaborations or other commercial ventures not involving a potential business combination, the information solely relating to such commercial collaborations and ventures shall continue to be governed by the terms of such agreements and not by the terms of this letter agreement.

21. The term of this letter agreement is 30 months from the date of its execution, except with respect to Evaluation Material that constitutes trade secrets of the Disclosing Party, as to which the obligations with respect to use and disclosure set forth herein shall continue until such trade secrets cease to constitute Evaluation Material hereunder. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original of this letter agreement and all of which, taken together, shall be deemed to constitute one and the same instrument. No such counterpart need contain the signatures of all parties to this letter agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or similar electronic means, shall constitute effective execution and delivery of this letter agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours, Demandware, Inc.

By:	/s/ Kathleen B. Patton
Name: Kathleen B. Patton Title: General Counsel

Accepted and agreed as of the date first written above:

Salesforce.com, Inc.

By:	/s/ Burke Norton
Name: Burke Norton Title: Chief Legal Officer

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